Exhibit 10.25
NEUROPACE, INC.
OFFICER SEVERANCE BENEFIT PLAN
APPROVED BY THE BOARD OF DIRECTORS: MARCH 24, 2021

Section 1.INTRODUCTION.
The NeuroPace, Inc. Officer Severance Benefit Plan (the “Plan”) is hereby established effective upon the date of approval by the Board of Directors of NeuroPace, Inc. (the “Company”) set forth above (the “Effective Date”). The purpose of the Plan is to provide for the payment of severance benefits to eligible officers and other selected key employees of the Company in the event that such individuals become subject to involuntary or constructive employment terminations. This Plan shall supersede any severance benefit plan, policy or practice previously maintained by the Company. This Plan document also is the Summary Plan Description for the Plan.
For purposes of the Plan, the following terms are defined as follows:
(a)“Affiliate” means any corporation (other than the Company) in an “unbroken chain of corporations” beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
(b)“Base Salary” means base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation) as in effect prior to any reduction that would give rise to an officer’s right to a resignation for Good Reason.
(c)“Board” means the Board of Directors of the Company; provided, however, that if the Board has delegated authority to administer the Plan to the Compensation Committee of the Board, then “Board” shall also mean the Compensation Committee.
(d)Cause” means, with respect to a particular Eligible Officer, the occurrence of any of the following events: (i) such officer’s commission or conviction (including a guilty plea or plea of nolo contendere) of any felony or any other crime involving fraud, dishonesty or moral turpitude; (ii) such officer’s commission or attempted commission of or participation in a fraud or act of dishonesty or misrepresentation against the Company; (iii) such officer’s material breach of fiduciary, contractual, statutory or common law duties to the Company; (iv) such officer’s intentional damage to any property of the Company; (v) such officer’s misconduct, or other violation of Company policy that causes harm; ; or (vi) conduct by such officer which in the good faith and reasonable determination of the Company demonstrates gross unfitness to serve. The determination that a termination is for Cause shall be made by the Company in its sole discretion.
(e)“Change in Control” means: (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; (ii) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred; provided that the foregoing shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof; or (iii) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.
(f) “Change in Control Period” means the period commencing three (3) months prior to the Closing of a Change in Control and ending twenty four (24) months immediately following the Closing of a Change in Control.
(g)“Change in Control Termination” means an Involuntary Termination that occurs within the Change in Control Period. For such purposes, if the events giving rise to an Eligible Officer’s right to a resignation for Good Reason arise within the Change in Control Period, and such officer’s resignation occurs not later than thirty (30) days after the expiration of the Cure Period (as defined below), such termination shall be a Change in Control Termination.
(h)“Closing” means the initial closing of the Change in Control as defined in the definitive agreement executed in connection with the Change in Control. In the case of a series of transactions constituting a Change in Control, “Closing” means the first closing that satisfies the threshold of the definition for a Change in Control.
(i)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.
(j)“Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.
(k)“Company” means NeuroPace, Inc. or, following a Change in Control, the surviving entity resulting from such event.
(l) “Covered Termination” means a Regular Termination or a Change in Control Termination.
(m)“Director” means a member of the Board.
(n)“Eligible Officer” means an officer (defined as an employee at the Vice President level or above) of the Company that meets the requirements to be eligible to receive Plan benefits as set forth in Section 2.
(o)“Entity” means a corporation, partnership, limited liability company or other entity.
(p)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(q)“Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.
(r)“Good Reason” for an Eligible Officer’s resignation from employment with the Company means the occurrence of any of the following actions are taken by the Company without such officer’s prior written consent: (i) a material reduction in such officer’s base salary, which the parties agree is a reduction of at least 10% of such officer’s base salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees); (ii) a material reduction in such officer’s duties (including responsibilities and/or authorities), provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” in and of itself unless such officer’s new duties are materially reduced from the prior duties; or (iii) relocation of such officer’s principal place of employment to a place that increases such officer’s one-way commute by more than 50 miles as compared to such officer’s then-current principal place of employment immediately prior to such relocation. In order to resign for Good Reason, such officer must provide written notice to the Company’s Chief Executive Officer, or if such Eligible Officer is the Chief Executive Officer, must provide such written notice to the Company’s Board, within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for such officer’s resignation, allow the Company at least 30 days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, the officer must resign from all positions the officer then holds with the Company not later than 30 days after the expiration of the cure period.
(s) “Involuntary Termination” means a termination of employment that is due to: (1) a termination by the Company without Cause or (2) an officer’s resignation for Good Reason.
(t)“Own,” “Owned,” “Owner,” “Ownership” means a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.
(u)“Participation Agreement” means an agreement between an officer and the Company in substantially the form of Appendix A attached hereto, and which may include such other terms as the Board deems necessary or advisable in the administration of the Plan.
(v)“Plan Administrator” means the Board prior to the Closing and the Representative upon and following the Closing, as applicable.
(w)“Representative” means one or more members of the Board or other persons or entities designated by the Board prior to or in connection with a Change in Control that will have authority to administer and interpret the Plan upon and following the Closing as provided in Section 7(a).
(x)“Regular Termination” means an Involuntary Termination that is not a Change in Control Termination.
(y)“Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect.
(z)“Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.
Section 2.ELIGIBILITY FOR BENEFITS.
(a)Eligible Officer. An officer of the Company is eligible to participate in the Plan if (i) the Board has designated such officer as eligible to participate in the Plan by providing such person with a Participation Agreement; (ii) such officer has signed and returned such Participation Agreement to the Company within the period specified therein; (iii) such officer’s employment with the Company terminates due to a Covered Termination; and (iv) such officer meets the other Plan eligibility requirements set forth in this Section 2. The determination of whether an officer is an Eligible Officer shall be made by the Plan Administrator, in its sole discretion, and such determination shall be binding and conclusive on all persons.
(b)Release Requirement. In order to be eligible to receive benefits under the Plan, the Eligible Officer also must execute a general waiver and release in such a form as provided by the Company (the “Release”), within the applicable time period set forth therein, and such Release must become effective in accordance with its terms, which must occur in no event more than sixty (60) days following the date of the applicable Covered Termination.
(c)Plan Benefits Provided In Lieu of Individual Agreement Benefits. This Plan shall supersede any change in control or severance benefit plan, policy or practice previously maintained by the Company with respect to an Eligible Officer and any change in control or severance benefits in any individually negotiated employment contract or other agreement between the Company and an Eligible Officer, except to the extent such agreement specifically provides that its terms shall supersede and/or supplement the terms of the Plan.
(d)Exceptions to Benefit Entitlement. An officer who otherwise is an Eligible Officer will not receive benefits under the Plan in the following circumstances, as determined by the Plan Administrator in its sole discretion:
(1)The officer voluntarily terminates employment with the Company without Good Reason, or terminates employment due to the officer’s death or disability. Voluntary terminations include, but are not limited to, resignation, retirement or failure to return from a leave of absence on the scheduled date.
(2)The officer voluntarily terminates employment with the Company in order to accept employment with another entity that is wholly or partly owned (directly or indirectly) by the Company or an Affiliate.
(3)The officer is offered an identical or substantially equivalent or comparable position with the Company or an Affiliate. For purposes of the foregoing, a “substantially equivalent or comparable position” is one that provides the officer substantially the same level of responsibility and compensation and would not give rise to the officer’s right to a resignation for Good Reason.

(4)The officer is offered immediate reemployment by a successor to the Company or an Affiliate or by a purchaser of the Company’s assets, as the case may be, following a Change in Control and the terms of such reemployment would not give rise to the officer’s right to resign for Good Reason. For purposes of the foregoing, “immediate reemployment” means that the officer’s employment with the successor to the Company or an Affiliate or the purchaser of its assets, as the case may be, results in uninterrupted employment such that the officer does not incur a lapse in pay or benefits as a result of the change in ownership of the Company or the sale of its assets.
(5)The officer is rehired by the Company or an Affiliate and recommences employment prior to the date benefits under the Plan are scheduled to commence.
(e)Termination or Reduction of Severance Benefits. An Eligible Officer’s right to receive benefits under this Plan shall terminate immediately if, at any time prior to or during the period for which the Eligible Officer is receiving benefits under the Plan, the Eligible Officer, without the prior written approval of the Board willfully and materially breaches any fiduciary, statutory, common law, or contractual obligation to the Company or an Affiliate (including, without limitation, the contractual obligations set forth in any confidential information and inventions assignment agreement or similar type agreement between the Eligible Officer and the Company, as applicable).
Section 3.AMOUNT OF BENEFITS.
(a)Benefits in Participation Agreement. Benefits under the Plan, if any, shall be provided to an Eligible Officer as set forth in the Participation Agreement.
(b)Additional Benefits. Notwithstanding the foregoing, the Company may, in its sole discretion, provide benefits to employees who are not Eligible Officers (“Non-Eligible Employees”) chosen by the Board, in its sole discretion, and the provision of any such benefits to a Non-Eligible Employee shall in no way obligate the Company to provide such benefits to any other Non-Eligible Employee, even if similarly situated. If benefits under the Plan are provided to a Non-Eligible Employee, references in the Plan to “Eligible Officer” (and similar references) shall be deemed to refer to such Non-Eligible Employee.
(c)Certain Reductions. The Company, in its sole discretion, shall have the authority to reduce an Eligible Officer’s severance benefits, in whole or in part, by any other severance benefits, pay and benefits provided during a period following written notice of a business closing or mass layoff, pay and benefits in lieu of such notice, or other similar benefits payable to the Eligible Officer by the Company or an Affiliate that become payable in connection with the Eligible Officer’s termination of employment pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act or any other similar state law, (ii) any individually negotiated employment contract or agreement or any other written employment or severance agreement with the Company, or (iii) any Company policy or practice providing for the Eligible Officer to remain on the payroll for a limited period of time after being given notice of the termination of the Eligible Officer’s employment, and the Plan Administrator shall so construe and implement the terms of the Plan. Any such reductions that the Company determines to make pursuant to this Section 3(c) shall be made such that any severance benefit under the Plan shall be reduced solely by any similar type of benefit under such legal requirement, agreement, policy or practice (i.e., any cash severance benefits under the Plan shall be reduced solely by any cash payments or benefits under such legal requirement, agreement, policy or practice, and any continued insurance benefits under the Plan shall be reduced solely by any continued insurance benefits under such legal requirement, agreement, policy or practice). The Company’s decision to apply such reductions to the severance benefits of one Eligible Officer and the amount of such reductions shall in no way obligate the Company to apply the same reductions in the same amounts to the severance benefits of any other Eligible Officer, even if similarly situated. In the Company’s sole discretion, such reductions may be applied on a retroactive basis, with severance benefits previously paid being re-characterized as payments pursuant to the Company’s statutory obligation.
(d)Parachute Payments. If any payment or benefit an Eligible Officer will or may receive from the Company or otherwise, whether pursuant to the Plan or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Eligible Officer’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for the Eligible Officer. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).
Notwithstanding any provisions in this Section above to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for the Eligible Officer as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.
The Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Eligible Officer and the Company within 15 calendar days after the date on which Eligible Officer’s right to a Payment becomes reasonably likely to occur (if requested at that time by Eligible Officer or the Company) or such other time as requested by Eligible Officer or the Company.
If the Eligible Officer receives a Payment for which the Reduced Amount was determined pursuant to clause (x) above and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Eligible Officer agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) above) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) above, the Eligible Officer shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.
Section 4.RETURN OF COMPANY PROPERTY.
An Eligible Officer will not be entitled to any severance benefit under the Plan unless and until the Eligible Officer returns all Company Property. For this purpose, “Company Property” means all Company documents (and all copies thereof), other Company property, and confidential, proprietary or trade secret information which the Eligible Officer had in his or her possession at any time, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary, confidential, or trade secret information of the Company (and all reproductions thereof in whole or in part).
Section 5.TIME OF PAYMENT AND FORM OF BENEFITS.
The Company reserves the right in the Participation Agreement to specify whether severance payments under the Plan will be paid in a single sum, in installments, or in any other form and to determine the timing of such payments. All such payments under the Plan will be subject to applicable withholding for federal, state and local taxes. If an Eligible Officer is indebted to the Company on his or her termination date, the Company reserves the right to offset any severance payments under the Plan by the amount of such indebtedness. All severance benefits provided under the Plan are intended to satisfy the requirements for an exemption from application of Section 409A of the Code to the maximum extent that an exemption is available and any ambiguities herein shall be interpreted accordingly; provided, however, that to the extent such an exemption is not available, the severance benefits provided under the Plan are intended to comply with the requirements of Section 409A to the extent necessary to avoid adverse personal tax consequences and any ambiguities herein shall be interpreted accordingly.
Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under the Plan that constitute “deferred compensation” within the meaning of Section 409A shall not commence in connection with an Eligible Officer’s termination of employment unless and until the Eligible Officer has also incurred a “separation from service,” as such term is defined in Treasury Regulations Section 1.409A-1(h) (“Separation from Service”), unless the Company reasonably determines that such amounts may be provided to the Eligible Officer without causing the Eligible Officer to incur the adverse personal tax consequences under Section 409A.
It is intended that (i) each installment of any benefits payable under the Plan to an Eligible Officer be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i), (ii) all payments of any such benefits under the Plan satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9)(iii), and (iii) any such benefits consisting of COBRA premiums also satisfy, to the greatest extent possible, the exemption from the application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(9)(v). However, if the Company determines that any such benefits payable under the Plan constitute “deferred compensation” under Section 409A and the Eligible Officer is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the imposition of the adverse personal tax consequences under Section 409A, (A) the timing of such benefit payments shall be delayed until the earlier of (1) the date that is six (6) months and one (1) day after the Eligible Officer’s Separation from Service and (2) the date of the Eligible Officer’s death (such applicable date, the “Delayed Initial Payment Date”), and (B) the Company shall (1) pay the Eligible Officer a lump sum amount equal to the sum of the benefit payments that the Eligible Officer would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the benefits had not been delayed pursuant to this paragraph and (2) commence paying the balance, if any, of the benefits in accordance with the applicable payment schedule.
In no event shall payment of any benefits under the Plan be made prior to an Eligible Officer’s termination date or prior to the effective date of the Release. If the Company determines that any payments or benefits provided under the Plan constitute “deferred compensation” under Section 409A, and the Eligible Officer’s Separation from Service occurs at a time during the calendar year when the Release could become effective in the calendar year following the calendar year in which the Eligible Officer’s Separation from Service occurs, then regardless of when the Release is returned to the Company and becomes effective, the Release will not be deemed effective any earlier than the latest permitted effective date (the “Release Deadline”). If the Company determines that any payments or benefits provided under the Plan constitute “deferred compensation” under Section 409A, then except to the extent that payments may be delayed until the Delayed Initial Payment Date pursuant to the preceding paragraph, on the first regular payroll date following the effective date of an Eligible Officer’s Release, the Company shall (1) pay the Eligible Officer a lump sum amount equal to the sum of the benefit payments that the Eligible Officer would otherwise have received through such payroll date but for the delay in payment related to the effectiveness of the Release and (2) commence paying the balance, if any, of the benefits in accordance with the applicable payment schedule.
All severance payments under the Plan shall be subject to applicable withholding for federal, state and local taxes. If an Eligible Officer is indebted to the Company at his or her termination date, the Company reserves the right to offset any severance payments under the Plan by the amount of such indebtedness.
Section 6.REEMPLOYMENT.
In the event of an Eligible Officer’s reemployment by the Company during the period of time in respect of which severance benefits pursuant to the Plan have been paid, the Company, in its sole and absolute discretion, may require such Eligible Officer to repay to the Company all or a portion of such severance benefits under the Plan as a condition of reemployment.
Section 7.RIGHT TO INTERPRET AND ADMINISTER PLAN; AMENDMENT AND TERMINATION.
(a)Interpretation and Administration. Prior to the Closing, the Board shall be the Plan Administrator and shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Board shall be binding and conclusive on all persons. Upon and after the Closing, the Plan will be interpreted and administered in good faith by the Representative who shall be the Plan Administrator during such period. All actions taken by the Representative in interpreting the terms of the Plan and administering the

Plan upon and after the Closing will be final and binding on all Eligible Officers. Any references in this Plan to the “Board” or “Plan Administrator” with respect to periods following the Closing shall mean the Representative.
(b)Amendment. The Plan Administrator reserves the right to amend this Plan at any time; provided, however, that any amendment of the Plan will not be effective as to a particular Eligible Officer who is or may be adversely impacted by such amendment or termination and has an effective Participation Agreement without the written consent of such Eligible Officer.
(c)Termination. The Plan will automatically terminate following satisfaction of all the Company’s obligations under the Plan.
Section 8.NO IMPLIED EMPLOYMENT CONTRACT.
The Plan shall not be deemed (i) to give any officer or other person any right to be retained in the employ of the Company or (ii) to interfere with the right of the Company to discharge any officer or other person at any time, with or without cause and with or without advance notice, which right is hereby reserved.
Section 9.LEGAL CONSTRUCTION.
This Plan is intended to be governed by and shall be construed in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”) and, to the extent not preempted by ERISA, the laws of the State of California.
Section 10.CLAIMS, INQUIRIES, AND APPEALS.
(a)Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative). The Plan Administrator is:
NeuroPace, Inc.
Board of Directors
455 N. Bernardo Avenue
Mountain View, California 94043
(b)Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:
(1)the specific reason or reasons for the denial;
(2)references to the specific Plan provisions upon which the denial is based;
(3)a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and

(4)an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 10(d) below.
This notice of denial will be given to the applicant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.
This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.
(c)Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied. A request for a review shall be in writing and shall be addressed to:
NeuroPace, Inc.
Board of Directors
455 N. Bernardo Avenue
Mountain View, California 94043
A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
(d)Decision on Review. The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:
(1)the specific reason or reasons for the denial;
(2)references to the specific Plan provisions upon which the denial is based;

(3)a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and
(4)a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.
(e)Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.
(f)Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by Section 10(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 10(c) above, and (iv) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to an Eligible Officer’s claim or appeal within the relevant time limits specified in this Section 10, the Eligible Officer may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.
Section 11.BASIS OF PAYMENTS TO AND FROM PLAN.
The Plan shall be unfunded, and all cash payments under the Plan shall be paid only from the general assets of the Company.
Section 12.OTHER PLAN INFORMATION.
(a)Employer and Plan Identification Numbers. The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 22-3550230. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 510.
(b)Ending Date for Plan’s Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31.
(c)Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is:
NeuroPace, Inc.
Plan Administrator
455 N. Bernardo Avenue
Mountain View, California 94043
In addition, service of legal process may be made upon the Plan Administrator.

(d)Plan Sponsor. The “Plan Sponsor” is:
NeuroPace, Inc.
455 N. Bernardo Avenue
Mountain View, California 94043
(866) 726-3876
(e)Plan Administrator. The Plan Administrator is the Board prior to the Closing and the Representative upon and following the Closing. The Plan Administrator’s contact information is:
NeuroPace, Inc.
Board of Directors or Representative
455 N. Bernardo Avenue
Mountain View, California 94043
(866) 726-3876
The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.
Section 13.STATEMENT OF ERISA RIGHTS.
Participants in this Plan (which is a welfare benefit plan sponsored by NeuroPace, Inc.) are entitled to certain rights and protections under ERISA. If you are an Eligible Officer, you are considered a participant in the Plan and, under ERISA, you are entitled to:
(a)Receive Information About Your Plan and Benefits.
(1)Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;
(2)Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description. The Administrator may make a reasonable charge for the copies; and
(3)Receive a summary of the Plan’s annual financial report, if applicable. The Plan Administrator is required by law to furnish each Eligible Officer with a copy of this summary annual report.
(b)Prudent Actions by Plan Fiduciaries. In addition to creating rights for Plan Eligible Officers, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Eligible Officers and beneficiaries. No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.
(c)Enforce Your Rights. If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if applicable, and do not receive them within thirty (30) days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.
If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court.
If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
(d)Assistance with Your Questions. If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

APPENDIX A
NEUROPACE, INC.
OFFICER SEVERANCE BENEFIT PLAN
PARTICIPATION AGREEMENT
Name:      ___________________
Section 1.ELIGIBILITY.
You have been designated as eligible to participate in the NeuroPace, Inc. Officer Severance Benefit Plan (the “Plan”), a copy of which is attached as Annex I to this Participation Agreement (the “Agreement”). Capitalized terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.
Section 2.SEVERANCE BENEFITS.
Subject to the terms of the Plan and Section 3 of this Agreement, if you are terminated in a Covered Termination, and meet all the other eligibility requirements set forth in the Plan, including, without limitation, executing the required Release within the applicable time period set forth therein and provided that such Release becomes effective in accordance with its terms, you will receive the severance benefits set forth in this Section 2. Notwithstanding the schedule for provision of severance benefits as set forth below, the provision of any severance benefits under this Section 2 is subject to any delay in payment that may be required under Section 5 of the Plan.
(a)Regular Termination. Upon a Regular Termination, you shall be eligible to receive the following severance benefits.
(1)Cash Severance Benefit. You will be entitled to continue to receive your then-current Base Salary for [          1] months (such period of months, the “Severance Period”) commencing on the first payroll period following the effective date of your Release.
(2)Payment of Continued Group Health Plan Benefits.
(i)If you timely elect continued group health plan continuation coverage under COBRA the Company shall pay the full amount of your COBRA premiums, or shall provide coverage under any self-funded plan, on behalf of you for your continued coverage under the Company’s group health plans, including coverage for your eligible dependents, for the Severance Period (the “COBRA Payment Period”). Upon the conclusion of such period of insurance premium payments made by the Company, or the provision of coverage under a self-funded group health plan, you will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of your eligible COBRA coverage period. For purposes of this Section, (i) references to COBRA shall be deemed to refer also to analogous provisions of state law and (ii) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by you under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are your sole responsibility.
1 Regular Termination Severance Benefit for Chief Executive Officer and Direct Reports/Senior Executives is twelve (12) months and for VPs is six (6) months.

(ii)Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums on the your behalf, the Company will instead pay you on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to your election of COBRA coverage or payment of COBRA premiums and without regard to your continued eligibility for COBRA coverage during the COBRA Payment Period. Such Special Severance Payment shall end upon expiration of the COBRA Payment Period.
(b)Change in Control Termination. Upon a Change in Control Termination, you shall be eligible to receive the following severance benefits. For the avoidance of doubt, in no event shall you be entitled to benefits under both Section 2(a) and this Section 2(b). If you are eligible for severance benefits under both Section 2(a) and this Section 2(b), you shall receive the benefits set forth in this Section 2(b) and such benefits shall be reduced by any benefits previously provided to you under Section 2(a).
(1)Cash Severance Benefit. You will receive the cash severance benefit described in Section 2(a)(1) above, except that:
(i)your Severance Period will be [         2] months and the Base Salary payment will be paid to you in a lump sum cash payment no later than the first payroll cycle following the later of (i) the effective date of the Release or (ii) the Closing, but in any event not later than March 15 of the year following the year in which the Change in Control Termination occurs; and
(ii)you will additionally be entitled to [____%]3 of the annual target cash bonus established for you, if any, for the year in which the Change in Control Termination occurs, pro-rated for the period of time in which you provided services to the Company prior to your Change in Control Termination in the year in which your Change in Control Termination occurs, payable in a lump sum cash payment no later than the first payroll cycle following the later of (i) the effective date of the Release or (ii) the Closing, but in any event not later than March 15 of the year following the year in which the Change in Control Termination occurs.
(2)Accelerated Vesting of Stock Awards.
(i)Effective as of the later of the effective date of your Release or the effective date of the Closing, to the extent not previously vested: (i) the vesting and exercisability of all outstanding stock options to purchase the Company’s common stock that are held by you on such date shall be accelerated in full, (ii) any reacquisition or repurchase rights held by the Company in respect of common stock issued pursuant to any other stock award granted to you by the Company shall lapse in full, and (iii) the vesting of any other stock awards granted to you by the Company, and any issuance of shares triggered by the vesting of such stock awards, including any restricted stock unit awards, shall be
2 CiC Termination Severance Benefit for Chief Executive Officer is eighteen (18) months; for Direct Reports/Senior Executives is twelve (12) months and for VPs is six (6) months.
3 For Chief Executive Officer 150%; for Direct Reports/Senior Executives 100%; for VPs 50%.

accelerated in full. Notwithstanding the foregoing, this Section 2(b)(2) shall not apply to stock awards issued under or held in any Qualified Plan. For purposes of determining the number of shares that will vest pursuant to the foregoing provision with respect to any performance based vesting award that has multiple vesting levels depending upon the level of performance, vesting acceleration shall occur with respect to the number of shares subject to the award as if the applicable performance criteria had been attained at a 100% level.
(ii)If necessary to give effect to the intent of the foregoing provision, notwithstanding anything to the contrary set forth in your stock award agreements or the applicable equity incentive plan under which such stock award was granted that provides that any then unvested portion of your award will immediately expire upon your termination of service, the unvested portion of your stock award shall terminate on the earlier of (i) thirty (30) days following your Covered Termination or (ii) Closing, if sooner.
(3)Payment of Continued Group Health Plan Benefits. You will receive the payment for continued group health plan benefits described in Section 2(a)(2) above, except that the COBRA Payment Period will be equal to the Severance Period applicable to a Change in Control Termination as set forth in Section 2(b)(1) above.
Section 3.DEFINITIONS.
(a)“Equity Plan” means the Company’s 2009 Stock Plan, 2020 Stock Plan, 2021 Equity Incentive Plan, or any successor or other equity incentive plan adopted by the Company which govern your stock awards, as applicable.
(b)“Qualified Plan” means a plan sponsored by the Company or an Affiliate that is intended to be qualified under Section 401(a) of the Internal Revenue Code.
Section 4.ACKNOWLEDGMENTS.
As a condition to participation in the Plan, you hereby acknowledge each of the following:
(a)The severance benefits that may be provided to you under this Agreement are subject to all of the terms of the Plan which is incorporated into and becomes part of this Agreement, including but not limited to the potential reductions and terminations to your severance benefits under the circumstances specified in Section 2 and Section 3 of the Plan
(b)Your eligibility for and receipt of any severance benefits to which you may become entitled as described in Section 2 above is also expressly contingent upon your compliance with the terms and conditions of the provisions of the Employee Confidential Information and Inventions Assignment Agreement between you and the Company that you signed when you joined the Company, as may be amended from time to time (the “CIIAA”). Severance benefits under this Agreement shall immediately cease in the event of your violation of the provisions of the CIIAA.
(c)This Agreement and the Plan supersedes any severance benefit plan, policy or practice previously maintained by the Company that may have been applicable to you. This Agreement and the Plan do not supersede, replace or otherwise alter the CIIAA.

(d)You may not sell, transfer, or otherwise assign or pledge your right to benefits under this Agreement and the Plan to either your creditors or to your beneficiary, except to the extent permitted by the Plan Administrator if such action would not result in adverse tax consequences under Section 409A.
To accept the terms of this Agreement and participate in the Plan, please sign and date this Agreement in the space provided below and return it to _____________________ no later than _________, 202__.

NeuroPace, Inc.

By:
Title:

[Eligible Officer]	Date

ANNEX I
NEUROPACE, INC. OFFICER SEVERANCE BENEFIT PLAN